EXHIBIT 99.1

Agenus Reports Fourth Quarter and Year End 2010 Financial Results

Conference Call Scheduled for Today at 11:00 a.m. Eastern Time

LEXINGTON, Mass., Feb. 17, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) reported today its results for the fourth quarter and year ended December 31, 2010.

The company incurred a net loss attributable to common stockholders of $2.6 million, or $0.03 per share, basic and diluted, for the fourth quarter of 2010, compared with net income attributable to common stockholders of $1.7 million, or $0.02 per share, basic and diluted, in the fourth quarter of 2009. For the year ended December 31, 2010, the company incurred a net loss attributable to common stockholders of $22.7 million, or $0.23 per share, basic and diluted, compared with a net loss attributable to common stockholders of $31.1 million, or $0.39 per share, basic and diluted, in 2009.

The company's net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the years ended December 31, 2010 and 2009 was $15.7 million and $25.2 million, respectively. The 2010 results primarily reflect the company's continuing support of the Prophage Series of cancer vaccines as well as its cost containment efforts. Cash, cash equivalents, and short-term investments were $19.8 million as of December 31, 2010.

During the fourth quarter of 2010, Agenus exchanged approximately 8.9 million shares of common stock and $6.4 million in cash for $17,595,000 of the company's 5.25% convertible subordinated notes. With this transaction the company has retired all but $100,000 of its 2005 convertible debt instrument. The 2006 debt instrument remains outstanding at this time. During the fourth quarter of 2010, the company was also awarded $424,720 in grants under the IRS' Qualifying Therapeutic Discovery Project (QTDP) program.

Corporate Update

  Name Change

Subsequent to the end of the year, the company changed its name from Antigenics Inc. to Agenus Inc. in order to reflect a broadening product pipeline and a focus on collaboration. In conjunction with this, the autologous cancer immunotherapies have been named the Prophage Series of cancer vaccines (vitespen; HSPPC-96). The name Oncophage® will be retained in the adjuvant renal cell carcinoma indication as part of the Prophage Series. AG-707 was renamed HerpV.

  QS-21 Stimulon® Adjuvant

GlaxoSmithKline has a dozen vaccine candidates in clinical development that contain Agenus' QS-21 Stimulon immune adjuvant. Four of these are in Phase 3 clinical trials, including vaccines for shingles, malaria, melanoma and non-small cell lung cancer. The first vaccine products containing QS-21 are expected to be launched in the 2013/2014 timeframe. Agenus is entitled to receive milestone payments as these programs advance, as well as royalties for at least 10 years after commercial launch. In addition, Janssen Alzheimer Immunotherapy has a vaccine candidate in a Phase 2 trial to treat Alzheimer's disease. While entitled to royalties from product sales, Agenus does not incur any of the cost of developing and marketing these vaccines, which is assumed by its licensees.

  The Prophage Series of Cancer Vaccines

Enrollment is ongoing in two Phase 2 clinical trials testing the Prophage Series vaccine candidates, G-100 and G-200 in newly diagnosed and recurrent glioma, respectively. The trials are being led by Dr. Andrew Parsa of the University of California, San Francisco (UCSF) and are supported with funding from the American Brain Tumor Association, the Accelerated Brain Cancer Cure, the National Brain Tumor Society, and the National Cancer Institute Special Programs of Research Excellence.  Data from the first 32 recurrent glioma patients showed median survival of 44 weeks compared with a historical median of 26 weeks. All patients tested showed significant innate immune response, and 92% of patients showed a tumor-antigen specific immune response demonstrated by CD4+ and CD8+ T-cell responses. Updated data from this trial is expected to be reported by mid-year.

A second glioma trial in newly diagnosed patients involves administration of G-100 in combination with radiation and Temodar (Merck; temozolomide), the standard of care. Based on encouraging early results, this trial has been expanded to include up to 10 leading brain tumor research centers in the United States.

In addition, Agenus, in conjunction with UCSF, hopes to initiate a Phase 1 trial testing the Prophage Series vaccine candidate, NP-150, in pediatric brain tumors.

The company continues to explore development and commercial partnerships for the Prophage Series of cancer vaccines on both a global and regional basis, including Oncophage in Russia and Europe.

  Memorial Sloan-Kettering Cancer Center (MSKCC) Research Agreement

Agenus is pursuing collaborations to test the Prophage Series of cancer vaccines in combination with other investigational and/or commercially available therapies in an attempt to enhance the efficacy of its vaccines in late stage cancers. As part of this effort, during the first quarter of 2011, Agenus entered into a research agreement with MSKCC. The collaboration will test the Prophage Series of cancer vaccines in combination with antibodies to CTLA-4 and PDL-1. This group of antibodies represents a new class of immunotherapeutic agents that may have complementary mechanisms of action with cancer vaccines.

  HerpV

Phase 1 data for HerpV, our therapeutic vaccine candidate for genital herpes, showed that 100% of evaluable patients receiving HerpV with QS-21 demonstrated a statistically significant CD4+ T-cell response to HSV-2 antigens, and a majority of those patients (63%) demonstrated a CD8+ T-cell response. Eliciting both of these types of immune responses is a first of its kind achievement in herpes therapy. A report of these findings will be submitted for publication in a peer-reviewed journal by mid-year. The company is currently seeking partners for the further development of HerpV.

Conference Call Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 42659717. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on August 17, 2011. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 42659717. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. (formerly Antigenics Inc.) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

This earnings release contains forward-looking statements, including statements regarding development, commercialization and partnering efforts; clinical trial activities; data, results and timelines of the company and its licensees and collaborators; and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2010. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

Oncophage and Stimulon are registered trademarks of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Revenue	$ 994	$ 547	$ 3,360	$ 3,334

Operating expenses:
Cost of goods sold	--	--	123	--
Research and development	2,796	3,223	12,878	16,903
General and administrative	3,154	2,521	12,112	14,110

Operating loss	(4,956)	(5,197)	(21,753)	(27,679)

Other income (expense), net	2,539	7,055	(154)	(2,639)

Net (loss) income	(2,417)	1,858	(21,907)	(30,318)

Dividends on Series A convertible preferred stock	(197)	(197)	(790)	(790)

Net (loss) income attributable to common stockholders	$ (2,614)	$ 1,661	$ (22,697)	$ (31,108)

Per common share data, basic:
Net (loss) income attributable to common stockholders	$ (0.03)	$ 0.02	$ (0.23)	$ (0.39)
Weighted average number of common shares outstanding, basic	100,626	89,845	96,650	79,017

Per common share data, diluted:
Net (loss) income attributable to common stockholders	$ (0.03)	$ 0.02	$ (0.23)	$ (0.39)
Weighted average number of common shares outstanding, diluted	100,626	90,017	96,650	79,017

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31, 2010	December 31, 2009

Cash, cash equivalents, and short-term investments	$ 19,782	$ 30,065
Total assets	30,907	45,874
Total stockholders' deficit	(14,707)	(16,975)
CONTACT: Investors:
         Shalini Sharp, 800.962.2436